UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2017

ARROW ELECTRONICS, INC.
 (Exact Name of Registrant as Specified in Charter)

NEW YORK	1-4482	11-1806155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9201 East Dry Creek Road, Centennial, CO 80112
 (Address of Principal Executive Offices)

Registrant's telephone number, including area code: (303) 824-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 20.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.              Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of Arrow Electronics, Inc. (the “Company”) was held on May 11, 2017. The proposals are described in the Company’s Proxy Statement in connection with the 2017 Annual Meeting of Shareholders. As of the record date, there were a total of 89,174,805 shares of common stock outstanding and entitled to vote at the annual meeting. At the annual meeting 81,702,920 shares of common stock were represented in person or by proxy.  Therefore, a quorum was present.

Proposal 1 — Election of directors

The number of directors is fixed at nine and the following persons were nominated to serve, and were elected, as directors of the Company. The voting results for each nominee were as follows:

Board Member	For	Withheld	Broker Non-votes
Barry W. Perry	75,425,387	3,560,611	2,716,922
Philip K. Asherman	78,012,788	973,210	2,716,922
Gail E. Hamilton	77,193,149	1,792,849	2,716,922
John N. Hanson	74,791,802	4,194,196	2,716,922
Richard S. Hill	68,032,953	10,953,045	2,716,922
M.F. (Fran) Keeth	77,245,540	1,740,458	2,716,922
Andrew C. Kerin	78,077,245	908,753	2,716,922
Michael J. Long	74,618,704	4,367,294	2,716,922
Stephen C. Patrick	75,651,231	3,334,767	2,716,922

Proposal  2 —  The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017

The shareholders were asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The appointment was ratified with 78,606,687 shares voting for, 3,010,747 shares voting against, and 85,486 shares abstaining.

Proposal 3 — Advisory vote on executive compensation

    The shareholders were asked to approve, on an advisory basis, the compensation paid to the Company’s executive officers, as described in the Company’s Proxy.  The proposal was passed by the shareholders with 72,762,090 shares in favor, 6,020,804 shares against, 203,104 shares abstaining, and 2,716,922 broker non-votes.

Proposal 4 — Advisory vote on the frequency of the advisory vote on executive compensation

    The shareholders recommended that the advisory vote to approve the compensation of the Company’s executive officers occur every year, with the following non-binding vote:

Every Year	Every Other Year	Every Third Year	Abstentions	Broker Non-votes
67,046,776	96,123	11,766,020	77,079	2,716,922

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW ELECTRONICS, INC.

Date: May 16, 2017	By:	/s/ Gregory Tarpinian
Name: Gregory Tarpinian
Title: Senior Vice President